Exhibit 10.2

January 26, 2021

Re: Supplemental Employment Terms

Mr. Kenneth Tarpey

10590 Mountain Shadow Lane

Marshall, VA 20115

Dear Ken:

The purpose of this letter agreement (the “Letter Agreement”) is to confirm our agreement that in the event that (i) your employment is Involuntarily Terminated by Cyren Ltd. or its successor (as applicable, the “Company”), and (ii) such termination occurs within 1 month before or 12 months after a Change of Control, you will receive a lump sum payment equal to 6 months of your then annual base salary, to be paid to you less applicable deductions and withholdings, by no later than 30 days following your termination date.

For purposes of this Letter Agreement, the following definitions shall apply:

1.	“Involuntary Termination” shall mean the termination of your employment at the Company by reason of:

(a)	your involuntary dismissal or discharge by the Company other than for Cause, or

(b)	your voluntary resignation following (A) a change in your position at the Company (or notification of such change), where such change materially reduces your duties and responsibilities, (B) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate performance-based bonus or incentive programs) by more than ten percent (10%), except where such change is made on a Company-wide basis among management level employees, or (C) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without your consent.

2.	“Cause” means any of the following:

(a)	An act of dishonesty or fraud taken by you in connection with your responsibilities as a Company employee (other than acts that are immaterial or inadvertent, and you promptly cure) or failure to abide by the Company’s code of conduct or other material policies;

(b)	Material breach of fiduciary duty or duty of loyalty owed by you to the Company, or material breach of your duty to protect confidential and/or proprietary information learned during your employment at the Company;

(c)	Your conviction or “no contest” plea to a felony or crime involving fraud, embezzlement, dishonesty, misappropriation of funds or other moral turpitude;

(d)	Gross negligence or willful misconduct in performance of your duties as a Company employee;

(e)	Your repeated failure to perform any duties reasonably assigned by the Company, following your receipt of written notice from the CEO notifying you of such failure; or

(f)	An action or inaction taken by you, that in the reasonable discretion of the Company’s CEO, causes actual material harm to the Company, its brand, image, executives or property (unless, to the extent curable, such action or inaction is promptly cured upon your receipt of notice of Cause from the CEO)

3.	“Change of Control” will mean the occurrence of either of the following events:

(a)	Any person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Warburg Pincus and/or its affiliates, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or

(b)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (it being understood that the sale or spinoff of one or more divisions of the Company shall not constitute the sale or disposition of all or substantially all of the Company’s assets).

It is understood that the intent of both the Company and you is to have all benefits and rights to which you may be entitled pursuant to this Letter Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued under such regulations (“Section 409A”), and to the extent the requirements of Section 409A are applicable, the provisions of this Letter Agreement shall be construed in a manner consistent with that intent. Notwithstanding the foregoing, the Company does not make any representation that the payments or benefits provided under this Letter Agreement are exempt from, or satisfy, the requirements of Section 409A, and it is agreed that the Company will have no liability or other obligation to indemnify or hold you or your beneficiaries harmless for any tax, interest or penalties that you or your beneficiaries may incur in the event any provision of this Letter Agreement, or any amendment or modification of this Letter Agreement, or any other action taken with respect to this Letter Agreement, is deemed to violate any requirements of Section 409A.

The above is meant to supplement and not detract or limit, any rights or benefits to which you are entitled to pursuant to your employment agreement with the Company. For the avoidance of doubt, the terms of this Letter Agreement have been approved by the Company’s Compensation Committee and Board of Directors and are not subject to change without the express written consent of both you and the Company.

Sincerely,

/s/ Brett Jackson
Brett Jackson
Chief Executive Officer
Cyren Ltd.